STERLING CAPITAL VARIABLE INSURANCE FUNDS
AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

	THIS AMENDMENT is made as of November 15, 2012 between Sterling Capital Variable Insurance Funds, a Massachusetts business trust (hereinafter called the "Trust"), and Sterling Capital Management LLC, a subsidiary of BB&T Corporation (hereinafter called the "Investment Adviser").

RECITALS

	WHEREAS, the Trust and the Investment Adviser entered into the certain Investment Advisory Agreement, dated October 1, 2010 (as amended, supplemented or modified from time to time, the "Agreement"), pursuant to which the Investment Adviser furnishes certain investment advisory and related services in connection with the management of each of the investment portfolios of the Trust identified on Schedule A thereto; and

	WHEREAS, in accordance with Section 13 of the Agreement, the Trust and the Investment Adviser wish to amend Schedule A;

	NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the parties hereby agree as follows:

	1.	The second sentence of Section 12 of the Agreement
is hereby amended as follows: "Thereafter, if not terminated, this Agreement shall continue in effect as to a particular
Fund for successive periods of twelve months each ending on October 31 of each year (a "Renewal Period"); provided, that, effective as of October 31, 2013, if not terminated thereafter, this Agreement shall continue in effect as to a particular Fund for successive Renewal Periods of not more than twelve months each ending on January 31 of each year (it being the intention of the parties that the Renewal Period ending on October 31, 2013 shall continue until January 31, 2014, with the next following Renewal Period ending on January
31, 2015); an, provided, further, that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of a majority of the Trust's Board of Trustees or by the vote of a majority of the outstanding voting securities of such Fund."

2.	Miscellaneous.

(a)	The captions in this Amendment are included for
convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Amendment may be executed in counterparts, each
of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(c)	Except as provided in this Amendment, the provisions
of the Agreement remain unchanged and in full force and effect.

(d)	The names "Sterling Capital Variable Insurance
Funds" and "Trustees of Sterling Capital Variable Insurance Funds" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of April 29, 2011, as amended, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of the Commonwealth of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Sterling Capital Variable Insurance Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.


[SIGNATURE PAGE FOLLOWS]




IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

STERLING CAPITAL VARIABLE
INSURANCE FUNDS


By:  /s/ Todd M.
Miller

Name: Todd M. Miller
Title:    VP & Secretary


STERLING CAPITAL MANAGEMENT LLC


By:  /s/ Kenneth R.
Cotner

Name:  Kenneth R. Cotner
Title:    Managing Director